Exhibit 99.3

FINAL TRANSCRIPT

Conference Call Transcript

C - Citi and Wachovia Reach Agreement-In-Principle

Event Date/Time: Sep. 29. 2008 / 10:30AM ET

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© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent or Thomson Financial.

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CORPORATE PARTICIPANTS

Scott Freidenrich

Citi - IR

Vikram Pandit

Citi - CEO

Gary Crittenden

Citi - CFO

CONFERENCE CALL PARTICIPANTS

Guy Moszkowski

Merrill Lynch - Analyst

Glenn Schorr

UBS - Analyst

Betsy Graseck

Morgan Stanley - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to Citi’s investor analyst teleconference call featuring Citigroup’s Chief Executive Officer Vikram Pandit and Chief Financial Officer Gary Crittenden. Today’s call will be hosted by Scott Freidenrich, Director of Investor Relations.

We ask that you hold all questions until the completion of the formal remarks, at which time you will be given instructions for the question-and-answer session. Also as a reminder, this conference is being recorded today. If you have any objections, please disconnect at this time. Mr. Freidenrich, you may begin.

Scott Freidenrich - Citi - IR

Thank you, operator. Thank you all for joining us today. The presentation we will be going through is available on our website at Citigroup.com. You may want to download that now if you have not already done so.

Our Chief Executive Officer, Vikram Pandit, will make some comments, and our Chief Financial Officer, Gary Crittenden, will take you through the presentation. We will then be happy to take any questions you may have.

Before we get started, I would like to remind you that today’s presentation may contain forward-looking statements. Citi’s financial results may differ materially from these statements, so please refer to our SEC filings for a description of the factors that could cause our actual results to differ from expectations.

With that said, let me turn it over to Vikram.

Vikram Pandit - Citi - CEO

Good morning everybody and thank you for joining us today. This is a historic day, and this is a historic transaction. The combination that we’re going to talk about today is good for both Citi and Wachovia. It’s great for our clients and customers, and I believe it’s great for the US financial system.

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All financial services businesses, as you know, are people businesses, and the story here starts with people on both sides. Bob Steel and I have known each other for almost two decades. We worked together both as colleagues and competitors. Others on both sides of the two companies have known each other and respect each other. We believe we share each other’s values and aspirations, and all that’s important because that’s what really makes an ideal combination.

By the time Bob and I started to talk we at Citigroup had the opportunity to look at a number of deals. We passed on these because they were not compelling. This one is compelling. This combination creates a dominant US franchise in great markets. From an earnings and economic return perspective, this makes a lot of sense. We have contained the risk in this transaction so not only is this a high-opportunity deal for us, it’s also a low-risk transaction. We’ve contained the asset risk and we believe the operational risk is also contained.

Let me start by talking about the deal. We’re buying Wachovia’s retail bank, its private bank, its middle-market business and its corporate investment bank. We are not buying its retail brokerage and asset management business. We are paying approximately $2.2 billion in common stock as consideration. To finance this deal, we’re raising approximately $10 billion of common equity and are issuing $12 billion of preferred stock and warrants to the FDIC. We’re reducing our dividend by half. All of these things together keep our capital ratios very strong.

We have identified $312 billion of risk assets on Wachovia’s balance sheet. Our maximum loss exposure on these assets is the $30 billion of expected losses we’re taking up front and another $12 billion over the next three years with no more than $4 billion a year. This combination makes sense for us strategically. It makes sense for our shareholders, our customers and our people. Let me talk about each of these.

Strategically, Wachovia is among the best retail franchises in the country, whether you look at its footprint, management, culture, service, technology. We all know it as a very strong and well-respected brand. This transaction completes Citi’s global universal bank model by adding depth to our US retail franchise. We’ll have approximately $600 billion of deposits in the US, giving us a 9.8% deposit share. Globally, we’ll have $1.3 trillion of deposits, which makes it one of the largest deposit-taking institutions and clearly the largest US deposit-taking institution.

The transaction supports our goal to build a franchise with a high annuity-like earnings stream with controlled risk. It increases cash flow and capital generation, which in turn will help fuel our international growth. We believe there are significant synergies in our cash management business, in our cards business, in the SME area and in the mortgage business.

Let me talk about this from a shareholder perspective. This is a unique transaction. We paid $12 billion to the FDIC to limit our risk on the assets we’re acquiring. We are incurring this cost up front, but on an accounting basis we will expense this over the next four years on a pro rata basis. Leaving that aside, this transaction is more than 10% accretive in year two and very strongly accretive in the out years.

When you look at economic value, it doesn’t matter whether you look at net present value, IRR, ROIC -- whatever you look at, the economics are exceptional. The risk is capped. We’re taking $30 billion up-front losses, and the losses beyond that are capped to no more than $4 billion a year for the next three years, on this portfolio of assets, therefore capped at a total of $12 billion. Anything above that will be absorbed by the FDIC. And for this risk sharing, for this tail risk mitigation, we have paid them $12 billion up front in preferred and warrants as consideration.

As I said before and I said at Citi Day, 75% of our businesses are in annuity-type businesses. This increases that number significantly. That also, in our view, implies a lower risk earnings profile going forward. It improves our already strong liquidity and funding profile. With the $1.3 trillion in deposits, we’ll have approximately 71% of our total assets funded with deposits, long-term debt and equity, which is extremely compelling. And, our capital ratios remain strong.

Let me turn it over to Gary, who is going to take you through the details of the transaction, and then I’ll come back and talk about our clients and our people.

Gary Crittenden - Citi - CFO

Thank you very much, Vikram, and good morning to everyone. Vikram took you through the key elements that are covered on the first slide in the presentation that’s entitled, transaction structure, and so I won’t repeat any of those. The unique feature of this transaction is obviously the loss protection arrangement that we have with the FDIC. So let me have you turn to page two in the presentation, if I could, and I will spend just a minute talking about the terms of the loss protection arrangement that we have with the FDIC.

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So this arrangement has a couple of different parts to it. In aggregate it has $12 billion of face value that will be split between preferred shares and warrants that will be granted to the FDIC. The preferred shares will have a 6% dividend and they will have a five-year non-call feature. It will be recorded at a discount to par value. The preferred shares will be recorded at a discount to par value for which we receive 100% Tier 1 credit, and the discount accretes over time through our retained earnings.

We will also issue warrants, and as I said, the warrants taken together with the discounted value of the preferred stock gives us a combined value of $12 billion and results in Tier 1 credit also of 100% of the $3 billion. So, taken in aggregate, the preferred shares along with the warrants give us an aggregate value of $12 billion.

Now, this insurance that, essentially, we are buying up front, as Vikram said, cuts off the tail risk associated with this transaction. Let me explain on chart number three how this tail risk insurance actually works. So what I’ve selected here is just an illustrative example. We are finalizing the exact assets that will become part of the $312 billion that are the so-called protected portfolio, where the riskiest assets of Wachovia will reside.

In the example that I’ve used here, I’ve listed $156 billion of residential mortgages, $100 billion of commercial real estate and $56 billion of other assets. Again, the sum total of these assets adds up to $312 billion. Against the losses that would take place for the first $30 billion, we are reporting through purchase accounting the losses associated with the first $30 billion. So that will happen at the time we close the transaction.

We then have agreed to have up to $12 billion in losses over a three-year period that would be capped at $4 billion a year. So the total exposure that we have in this portfolio after we record the $30 billion at the time that the transaction takes place will be $12 billion. For the remaining amount of the tail risk in the portfolio, of $312 billion, the Company bears no further risk. That risk essentially has been moved as a result of the arrangement that we have with the FDIC to the FDIC.

Now, Vikram talked a little bit about the economic impact of this transaction, and it is extraordinary. Let me talk, first of all, about the first year, which will be in 2009, and then years two through four.

The transaction is expected to be accretive in the first year before accounting for $2 billion in pretax restructuring charges. There are also some modest restructuring charges that are taken in the purchase accounting as well, a total of approximately $1.5 billion, but it’s accretive before the $2 billion in restructuring charges.

We have approximately $1.3 billion in pretax expense synergies that are offset by some revenue dis-synergies associated with a modest program of branch closings and in the corporate and investment bank. We have approximately a $4 billion pre-tax charge that is related to the loss protection agreement that we have with the FDIC. As Vikram stated, this will be taken through earnings over the first three years of this arrangement. We have a 6% dividend on this $12 billion of the face value of the preferred.

In years two through four, it is accretive taking into account all costs, and the trajectory associated with earnings per share is very, very strong. The fully loaded pre-tax impact of the annual expense synergies are approximately $2.8 billion to $3.2 billion, depending on the year, and that is offset somewhat by revenue dis-synergies of $1.5 billion to $1.7 billion. We have restructuring charges during that time period of about $600 million and, again, we have the same $3 billion pretax annual charge related to the loss protection.

Then, obviously, we have the 6% dividend that we pay on the $12 billion of preferred stock. As Vikram said, no matter how you look at this transaction, it’s extremely strong from a net present value standpoint, internal rate of return, return on invested capital.

So what we have is we have a bank with very limited downside and extremely strong earnings power, compounded by significant synergies.

So let me take you through some of the elements of the balance sheet, if I could, and I am now turning to page number five. I’m going to focus on the left-hand side of the page first and just cover a few of the balance sheet balances. This is the pro forma balance sheet, assuming that we add the two companies together. So the GAAP assets will be about $2.9 trillion as you can see on the page, RAP assets of $1.5 trillion. Our Tier 1 capital, would be approximately $130 billion, and total capital of $170 billion. As you can see, we have very strong pro forma capital ratios.

Our Tier 1 capital is 8.8%. Our TCE ratio will be about 7%, and our leverage ratio about 5%. Our total capital ratio will be just north of about 11.8%.

Taking all of these factors together, we obviously have an overall improvement from the capital situation that we have today. Now, these are pro forma numbers for the second quarter, taking their second-quarter numbers into account with our second quarter, and it does not include the

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benefit that we get from the German business, from the sale of the consumer finance business that we have in Germany that we anticipate taking place in December of this year.

Now, an important feature associated with these capital ratios is, because we have insulated ourselves essentially from the loss associated with the assets that are part of the $312 billion pool, we get regulatory capital relief against those assets. So we have taken the first $30 billion of losses upfront. We have, then, $12 billion over three years that we have responsibility for. All of the remaining assets essentially have no risk associated with them. So we are insulated, effectively, for any losses in excess of $42 billion in aggregate on the $312 billion. As a result of that, these assets have virtually no risk weighting, and that obviously plays a significant role in the overall capital ratios that we have.

The remaining assets that we have that are part of the transaction are very attractive. Let me just take you through a couple of these categories. So we have approximately $200 billion of liquid securities that are in the transaction. These include cash, agency obligations, investment-grade CP and other note obligations, that sort of thing.

We have approximately a $110 billion loan portfolio consisting of drawn, high-quality diversified loans to US and international entities. The average drawn balance is $15 million, and it comprises almost 100,000 discreet individual borrowers.

We also have approximately $80 billion of residential mortgage loans. Most of this portfolio is performing loans, first liens, and they were originally originated with in-house appraisals. This portfolio at origination had a weighted average LTV of less than 80% and an average FICO score in excess of 680. The remaining assets, as I said, are very attractive, and we have obviously appropriately reserved for those as part of our loan loss reserve.

We have a significant improvement as a result of this transaction in our structural liquidity, and Vikram mentioned this briefly. So if you take the sum of our long-term debt, our deposits and our equity, it adds to approximately 71% of our total assets on a pro forma basis. As I mentioned, there is a significant portion of Wachovia’s assets that are liquid which we anticipate to be potentially salable.

If I take you down — if we now step over to chart number six, I’ll take you through a summary of what the purchase accounting looks like. So the book value of the business at the time before any of this transaction takes place is $63 billion, and then we make the following purchase accounting adjustments.

We have a write-down of goodwill and intangibles of $39 billion, an adjustment on the credit-impaired loans and securities that I just talked about — this is the same $30 billion that I talked about earlier, when I described the $312 billion in assets in the portfolio. We release, relative to these assets, $9 billion in loan loss reserve that existed against this portfolio before the transaction took place. We have other purchase accounting adjustments that we then make, and I mentioned some of this before — the restructuring expenses and so on — of a total of $4 billion. So the book value, approximately, after purchase accounting, is about $1 billion negative. As Vikram mentioned, we have purchase consideration going into the transaction of just over $2 billion, and so we have goodwill and intangibles associated with the transaction of $3 billion.

The remaining business obviously is a very strong competitive entity.

The final chart that I have here in the deck shows the number of branches that we will have as a result of this transaction. So we will have, instead of the 1019 branches, a total branch count of 4365. In terms of total deposits, as Vikram mentioned, we will have total deposits on a pro forma basis of $1.252 trillion, well in excess of the next-largest competitor. With that, I’ll turn the time back to Vikram.

Vikram Pandit - Citi - CEO

Thank you, Gary. Let me talk a little bit about a couple of things, start with customers. We think this is great for our clients and customers in the US and around the world. From a Wachovia customers’ perspective, we expect that we can bring to them everything Citi has to offer because of the global capabilities and the breadth and depth of its products.

From a Citi customer perspective in the US, our clients will benefit because of Wachovia’s best-in-class service, its customer-centric culture and industry-leading technology. As I stated, a lot of this business is about people. Let me spend a minute talking about Wachovia. I believe

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Wachovia has a great management team with a proven record, a proven record of integration. This is a company that grew up over time with 106 acquisitions. Through all of that, they have built a great service culture that I just mentioned, and we expect the team that is very experienced on integration will be part of our integration as well.

On our side, Terri Dial also has a lot of experience with integration. We believe it is essential that we maintain a strong presence in Charlotte, North Carolina.

As far as this transaction is concerned, teams on both sides worked extremely hard over the last 72 hours to figure out how to put all this together. We had over 200 people from Citi working on this nonstop. That included a group of world-class risk professionals, world-class finance professionals; also, our professionals on the retail banking side and the consumer businesses.

Our plan is to fold our US retail bank, which is about a third the size of Wachovia’s retail bank, into the Wachovia platform and the team is extremely strong — the Wachovia team, Terri Dial, Marty Lippert.

Let me step back for a minute and talk about Citi’s overall mission. You know what we’re trying to do. We talked about it at Citi Day. We’re trying to create incredible operating leverage by getting fit, by repositioning our businesses and driving the synergies that come from a universal banking model.

And, while there have been questions about the model, I hope over the events of the last many weeks and months it’s absolutely clear why we continue to believe this is the right model, and today’s transaction, if nothing, strengthens that model significantly for us as a Company.

Most importantly, I want to assure you that while we are working on this transaction and we’ll work on the integration that this represents, nothing is going to take our eye off the ball on getting fit. We’re committed to the same things we talked to you about, both in terms of expense reduction, reengineering, but also in terms of asset reduction. That plan continues in full force.

In business, there are many high-return opportunities. Many of the high-return opportunities also come with high risk. There are very few that are high return with contained or manageable risk. This is one of those very few.

There are two risks in this transaction. There are risks on the asset side, but we managed that. We managed that by examining the entire $800 billion balance sheet in detail with world-class professionals, people I have a lot of confidence in, and we came up with $312 billion as risk assets that we needed help with, and we got that help and we contained that risk. Gary has talked about the rest of those assets.

So we have contained the risk on the asset side. The other side of the risk is the integration risk. I just said that Wachovia grew up over time through 106 acquisitions. We did as well, growing up over many acquisitions. We’ve got skill sets on both sides, and we will make sure that we will execute on this with a great deal of precision and great speed.

I want to end by saying, we have a great deal of confidence in our collective ability to execute on this transaction. And, when we do that, it is my belief this will turn out to be one of those rare high-return transactions with contained risk.

That’s why, when I started, I said we looked at a lot of things. They weren’t compelling. This one is extremely compelling to us.

Let me stop there and turn it over to Gary.

Gary Crittenden - Citi - CFO

So, before we finish, let me just make a few comments, if I could, about the current quarter. As you all know, this quarter has been marked by extreme market volatility and there has been continued deterioration in consumer credit, and that has had a significant negative impact on our results. On the positive side, as Vikram just said, our expenses and headcount have continued to show sequential declines and we have made progress on reducing GAAP assets and RAP assets during the course of the quarter.

The combined impact of these trends is an expected decline in net income versus last quarter, but an expected improvement versus the first quarter of this year.

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Notwithstanding these negative headwinds, our capital ratios are expected to remain strong. Now I will walk you through our current overall expectations for revenues, expenses and net losses. We have not yet closed the quarter, and especially in light of market volatility, the numbers could change meaningfully. We will be releasing our third quarter results on October 16.

As you know, third quarter revenues historically have shown seasonal weaknesses, in part driven in by lower volumes in securities and baking. In keeping with historical trends, this quarter showed that expected slowdown. However, the slowdown was exacerbated by the continued disruptions in the credit markets and numerous adverse market events which combined to produce extremely low levels of activity. Markdowns on subprime-related, leveraged finance and monoline exposures for the third quarter are expected to be substantially lower than in the second quarter. Together, we expect these marks to be in the range of $1.5 billion.

However, marks on our SIV assets have shown a very substantial increase in the third quarter over those in the second quarter. This quarter, the extreme volatility in the markets resulted in a very significant widening of the credit spreads on assets underlying our SIVs, despite the fact that the credit quality of these assets remains generally strong. We expect that the markdown on these SIV assets to be in the range of $1.7 billion for the third quarter.

Additionally, we expect to see securitization-related losses in our cards business in the range of $2 billion in the third quarter. This was given principally by three factors. First, the disruption in the credit markets, which hampered our ability to do card securitizations during the quarter, resulting in significant losses. Second, higher funding costs due to a significant widening of spreads in the asset-backed and commercial paper markets. And finally, higher losses flowing through our securitization trusts, resulting in a downward valuation of our I/O.

There are two other factors that we have already announced which remain consistent with our current expectations. First, a $500 million in pre-tax losses related to the auction-rate securities settlement. This number represents the difference between the purchase price and the market value at the time of settlement. Additionally, we will record in expenses a $50 million fine payable to the State of New York and a $50 million fine payable to other state regulatory agencies.

Second, on September 10, we announced that the quarter-to-date pre-tax impact on revenues from trading losses and write-downs of our exposures to the preferred and convertible shares of Fannie Mae and Freddie Mac was approximately $450 million.

Before moving to credit, let me remind you that our own credit spreads have been volatile during the quarter. This has resulted in large swings in our estimation of any associated gains related to the market value of those liabilities for which the fair value option was elected. Recent market events continue to have a significant impact on our credit spreads, and therefore, will be a factor affecting revenues in the quarter.

On credit we expect total credit costs for Citi to be in the range of $9 billion to $10 billion in the quarter, up from approximately $7 billion last quarter. Approximately half of the increase in the credit cost is due to building loan loss reserves, primarily in cards and mortgages, given the continued acceleration in losses. The remaining half is due primarily to higher NCLs than we had expected. I have said in the past that higher losses in our cards portfolio should persist for the remainder of this year and well into 2009 as unemployment and housing trends both continue to deteriorate.

Our current estimates point to a net credit loss ratio that is close to a 20-year high. Unemployment has been rising but is still below historical highs. If unemployment continues to climb as expected, this will further increase credit costs in the cards business.

In the mortgage portfolio, both delinquencies and losses have reached historical highs. On headcount and expenses, however, we continue to make excellent progress, continuing the positive trend of the last few quarters. Expenses are expected to decline in this quarter approximately $1 billion sequentially. So, since the end of last year, our total expenses will be down by more than $1.5 billion, which reflects our efforts to re-engineer our cost base in the current economic environment.

Our headcount is also expected to decline by approximately 10,000 during the quarter bringing our year-to-date headcount reduction to approximately 23,000. And, as I mentioned, we have continued to reduce GAAP and RAP assets during the quarter. Taking these factors into consideration, seasonally lower revenues, continued marks and losses in the ICG business, securitization issues in cards and significantly higher credit costs, we expect an increase in net losses versus last quarter but an improvement over the first quarter of this year.

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With that, operator, let me turn the time over to you for questions and answers.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Guy Moszkowski, Merrill Lynch.

Guy Moszkowski  - Merrill Lynch - Analyst

Just a question, first of all, on the details on the warrants and the preferreds. Why exactly is the preferred done at a discount to par? Does it have something to do with the warrant? And, can you tell us the exercise price on the warrant and the term?

Gary Crittenden  - Citi - CFO

We’re still finalizing the exact terms of both the warrants and the preferreds, but the discount to par is simply related to the coupon. So, the coupon will be 6%, and as a result of that, we have a discount.

Guy Moszkowski  - Merrill Lynch - Analyst

Okay, but any particular reason for having done it that way, rather than just set the coupon at market and then just record it at par?

Gary Crittenden  - Citi - CFO

No; that is just the way that the conversations have evolved.

Guy Moszkowski  - Merrill Lynch - Analyst

Okay, and separately, the amount of the Wachovia debt that you will assume?

Gary Crittenden  - Citi - CFO

We’re assuming both the senior debt, the sub debt and the senior debt that exists within the various bank holding companies. In aggregate, I think that number is just over $100 billion.

Guy Moszkowski  - Merrill Lynch - Analyst

Okay, thanks for that. And then, could you add some sense of the savings that you think you can generate by adopting the Wachovia operating platform for retail, rather than make some of the investments that you otherwise might have needed to make to upgrade?

Gary Crittenden  - Citi - CFO

Obviously, we have been working very hard on this general synergy topic. And, they do have excellent technology, which we are very impressed with. I think we have had, over the course of the last three days, an excess of 200 people engaged in this exercise, taking a look at virtually every aspect of the business that one could examine over those three days. So we obviously have looked at it and we’re impressed by what we see. And

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it’s a component of the synergies that we have estimated so far, but we obviously don’t break that out. We expect total synergies, as I said, coming out of this business that are very attractive. And in the consumer business we anticipate that to be about 13.5% of the combined total.

Guy Moszkowski  - Merrill Lynch - Analyst

Thanks, that’s helpful. Then just one more question on the — regarding the risk assets of $312 billion that you have identified, can you give us a sense for the granularity of the asset classes and the marks that you’re taking to get to the $30 billion and ultimately $42 billion? I’m thinking of maybe something maybe a little bit like what J.P. Morgan showed us the other day, with the WaMu transaction where they had the three or four categories, including the option ARMs, and they told us what the marks were.

Gary Crittenden  - Citi - CFO

So as I mentioned the broad categories in a prior chart, and obviously it does include the categories that you would think about. So it includes the option ARMs; that’s a big piece of this, the commercial real estate loan. It also includes, for example, variable interest entities that are currently carried off balance sheet but against which we believe there potentially could be a loss exposure. The key factor here is that our exposure against these total losses are capped. That is, the total amount where we would see on a loss is capped at the $42 billion. So the $30 billion that we’re taking up front and the $42 billion after that. So once we close the purchase accounting on this transaction, the maximum exposure that Citi is exposed to is $12 billion.

I should also point out, just quickly, that the sub-debt is protected at the holding company as well.

Guy Moszkowski  - Merrill Lynch - Analyst

Let me just ask you just one more question, which is about something that you said in your remarks. You alluded, or perhaps it was Vikram, alluded to the strength of the Wachovia brand in the retail market. I was just wondering, are you planning to retain that for the retail business? Or, will you brand everything Citibank?

Vikram Pandit  - Citi - CEO

Guy, we clearly want to start by saying, it is a great brand, it’s a respected brand, it’s an important one. And in addition to that, as I said, I think a presence in Charlotte is essential. We’re going to put up - set up a transition team. Bob Steel and I are working through that and we actually have it basically in place. That transition team is going to look at all the issues that we have to think through, and brand is one of them. We’re going to make sure whatever decision we make is right for our clients and right for our shareholders.

Operator

Glenn Schorr, UBS.

Glenn Schorr  - UBS - Analyst

Am I correct to assume that you’re not taking the Wachovia preferreds?

Gary Crittenden  - Citi - CFO

That’s correct.

Glenn Schorr  - UBS - Analyst

When you say that you’re assuming the senior debt and the various pieces of debt, that means that you’re guaranteeing them; right? There’s nothing weird about that? In other words, it becomes Citi debt?

Gary Crittenden  - Citi - CFO

It becomes Citi debt. That’s correct.

Glenn Schorr  - UBS - Analyst

Curious on, why not asset management, wealth management? You’re obviously a great wealth management franchise, and asset management, one of the best businesses on Earth. How come that was not included in your thought processes?

Vikram Pandit  - Citi - CEO

Glenn, we’ve got — the private bank is coming with us, and we think that’s a clear additive to our own US private bank, makes it very strong. You bring up a good point. I don’t know exactly where that puts us. If we were number two in wealth management, I don’t know where this still leaves us — does it leave us number two? Or, does it — anyway, we’ve got to work through the numbers.

But the more important point is, you know we got out of the asset management business and we have no real strategic need today to be in that business. So that’s one thing. Two, you know we’ve got Smith Barney, which is a great retail system. So what’s left behind is the old AG Edwards as well as the Prudential stuff. And it was our view that by doing it this way, we would actually enhance the value both to Wachovia shareholders as well as our shareholders and keep the clarity of the fact that we only have to integrate one set of business. That’s why we made the decision.

Glenn Schorr  - UBS - Analyst

Okay, I understand that. Then the last one — you had mentioned the comments about the quarter, you mentioned comments about where pro forma earnings is, and I think you mentioned about pro forma book as of the end of second quarter. But, if you put in Germany and all the other things that happened since the end of second quarter along with your comments and the capital raise, can you give us a ballpark on cap ratios? And then the separate comment is, where does that leave you leverage-wise?

Gary Crittenden  - Citi - CFO

Obviously, as I mentioned, there will be a loss that will take place during the course of the third quarter that will have some impact on the Tier 1 ratio that we reported at the end of last quarter. We expect that the closure of our business in Germany will add about 60 basis points onto our Tier 1 ratio at the time of closing. Obviously, you have to factor in what the financial performance of our business will be in the fourth quarter. There’s a very substantial gain associated with the German business that would be part of that calculation.

So, while I can’t forecast, obviously, specifically where the Tier 1 ratio will be at the end of the fourth quarter, for obvious reasons we expect the Tier 1 ratio to be very strong. So the capital in the business is strong today. I think the important part is, this actually makes our balance sheet stronger. We have, as I mentioned, a deposit base that is truly unassailable after this transaction, the strongest in the country.

Glenn Schorr  - UBS - Analyst

I’m with you. I think capital and your funding is in really strong shape. At what point, or does it — that’s really the question — does common equity matter as much as it used to? Because the TCE ratio is what a lot of people have looked at, assuming that just too many assets and too little [common], but —.

Gary Crittenden  - Citi - CFO

What we are doing, as part of this transaction, as I mentioned, $10 billion worth of common equity. I can say that, obviously, since we have had this cross the wires, our team here in the ICG has been very busy having conversations with friends of the Company who have historically been significant investors. The interest in that common equity is very strong. So we feel good about that offering, we feel good about how that $10 billion will add to the overall capital base of the Company. You add to that the $12 billion worth of preferreds and warrants that we have, and then you add in addition to that this wrapper that we effectively have around the $312 billion in assets. The picture that you walk away with is a very strong funding position.

Glenn Schorr  - UBS - Analyst

Okay, I appreciate it. Your comment earlier on the preferreds, that includes the trust preferreds as well? Or, are they separate issues with Wachovia coming over; or not coming over, I should say?

Gary Crittenden  - Citi - CFO

They are coming over; right. So our team — they are coming over. They are coming over. Just checking, but they are coming over.

Glenn Schorr  - UBS - Analyst

Both of them, or just the trust preferred?

Gary Crittenden  - Citi - CFO

No; the preferreds are not coming. The trust preferreds are coming.

Operator

Betsy Graseck, Morgan Stanley.

Betsy Graseck  - Morgan Stanley - Analyst

Follow up to the last question on the common. It’s $10 billion of new issuance and then, in addition to that, you’ve got the common that you are issuing to Wachovia? Is that fair?

Gary Crittenden  - Citi - CFO

Yes, just over $2 billion, Betsy.

Betsy Graseck  - Morgan Stanley - Analyst

Right, okay. Then you also have had common issuance that you did in the last fiscal year, I think, which would get triggered for a reset; is that right, if you were to issue more than $5 billion of common?

Gary Crittenden  - Citi - CFO

Yet; that’s correct, and it triggers — obviously, it depends exactly on the numbers here, but it’s about 1.6 billion in additional shares.

Betsy Graseck  - Morgan Stanley - Analyst

So that would be on top of the $10 billion or included in the (multiple speakers) —

Gary Crittenden  - Citi - CFO

I’m sorry; $1.6 billion; I’m sorry.

Betsy Graseck  - Morgan Stanley - Analyst

Okay, $1.6 billion. Would that be on top of the $10 billion, or included within the $10 billion?

Gary Crittenden  - Citi - CFO

That would be on top of the $10 billion; that’s correct.

Betsy Graseck  - Morgan Stanley - Analyst

Okay. So common would be $10 billion plus $2 billion plus for Wachovia plus $1 billion plus for the triggers?

Gary Crittenden  - Citi - CFO

Correct.

Betsy Graseck  - Morgan Stanley - Analyst

And then, the balance sheet that you are assuming from or buying from Wachovia - I would assume at some point we’ll actually get a balance sheet. Is that fair?

Gary Crittenden  - Citi - CFO

I think that’s a fair assumption. That’s correct.

Betsy Graseck  - Morgan Stanley - Analyst

The $312 billion of portfolio that is being protected here —

Gary Crittenden  - Citi - CFO

This is fast-fire questions, Betsy.

Betsy Graseck  - Morgan Stanley - Analyst

Sorry, but the $312 billion of the loss-protected portfolio — that’s only a piece of the assets you are bringing on; is that right?

Gary Crittenden  - Citi - CFO

Yes, that’s correct. And I stepped through what the other components were in my earlier comments. I took you down through each of the categories and the confidence that we have in those assets.

Betsy Graseck  - Morgan Stanley - Analyst

I heard that. I just wanted to make sure because, anyway, some of the asset classes don’t triangulate to what we get from Wachovia. So I just want to make sure that at some point we can actually fit those pieces together.

Gary Crittenden  - Citi - CFO

I am sure we will be able to.

Vikram Pandit  - Citi - CEO

One more point, Betsy, I would make is that we worked backwards from the 800 to work down to — we think $312 billion is the number. We didn’t go the other way, saying 300 and then figure out what you do with the rest. So, we went through it methodically, as you would go through it, line by line, and decided the $312 billion number is the number on which we need help.

Betsy Graseck  - Morgan Stanley - Analyst

Got it, okay. And then, do you need any regulatory waiver on the preferreds that you have at all, in terms of preferreds as a percentage of total or trust preferreds as a percentage of total?

Gary Crittenden  - Citi - CFO

No, no.

Betsy Graseck  - Morgan Stanley - Analyst

Okay. The common gives you enough cushion so that you don’t need that?

Gary Crittenden  - Citi - CFO

Yes. As I mentioned last quarter, we have a little bit of additional capacity now. And, obviously, with the common issuance, we’re fine.

Scott Freidenrich  - Citi - IR

I would like to thank you all for listening today. If you have any questions regarding what has been discussed today, please call Investor Relations. This concludes the call.

Operator

This concludes today’s conference call. You may now disconnect.

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